CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within each Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 23, 2010, with respect to the financial statements of AllianceBernstein Growth and Income Fund, Inc. for the fiscal year ended October 31, 2010, which is incorporated by reference in the Post-Effective Amendment No. 115 to the Registration Statement (Form N-1A No. 2-11023) of AllianceBernstein Growth and Income Fund, Inc.




                                     ERNST & YOUNG LLP


New York, New York
February 23, 2011